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EXHIBIT 21


                         GST Telecommunications, Inc.

                    Significant Subsidiaries as of 12/31/98

        GST USA, Inc., a Delaware corporation
        GST Telecom Inc., a Delaware corporation
        GST Equipment Funding, Inc., a Delaware corporation
        GST Network Funding, Inc., a Delaware corporation